Exhibit 16.1



May 9, 2001

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

We are currently principal accountants for Johnson Outdoors, Inc. and, under the date of November 6, 2000, we reported on the consolidated financial statements of Johnson Outdoors, Inc. and subsidiaries as of and for the years ended September 29, 2000 and October 1, 1999. On May 3, 2001, we were notified that our appointment as principal accountants will be terminated upon completion of the limited review of the results for the second quarter of the year ending September 28, 2001. We have read Johnson Outdoors, Inc.'s statements included under Item 4 of its Form 8-K dated May 9, 2001, and we agree with such statements except as follows:

     o We are not in a position to agree or disagree with Johnson Outdoors Inc.'s statement that the Registrant's Audit Committee approved the decision to change independent accountants.

     o We are not in a position to agree or disagree with Johnson Outdoors Inc.'s statement that the Registrant has engaged Andersen as its new independent accountants, to act as the principal accountants in auditing the Registrant's financial statements or that the Registrant has not consulted with Andersen regarding any of the matters identified in Item 304(a)(2)(i) or (ii) of Regulation S-K.


Very truly yours,

/s/ KPMG LLP

KPMG LLP